Exhibit 99.1 PRESS RELEASE

For more information contact:	June 14, 2005
Macke Mauldin, Bank Independent (256) 386-5000
Sarah H. Moore, Colonial BancGroup (334) 240-5032

BANK INDEPENDENT TO ACQUIRE THIRTEEN BRANCHES OF COLONIAL BANK

IN NORTHWEST ALABAMA

MONTGOMERY, AL—Bank Independent President Macke Mauldin and Colonial BancGroup Chairman and CEO Robert E. Lowder jointly announced today that the companies have entered into a branch purchase and assumption agreement for Bank Independent to acquire thirteen branches of Colonial Bank in northwest Alabama. The acquisition by Bank Independent will include the Colonial offices in Florence and Lexington in Lauderdale County; Muscle Shoals and Tuscumbia in Colbert County; Decatur and Hartselle in Morgan County; Russellville and Red Bay in Franklin County; Moulton in Lawrence County and Athens in Limestone County.

“We are extremely excited about this new endeavor which will solidify our commitment to the North Alabama market,” said Macke Mauldin, President of Bank Independent. “We have and will continue to invest our resources in North Alabama, both in our current markets, as well as in these new markets. We are certain that these new customers will appreciate the personal financial service available through Bank Independent, including the convenience of extended banking hours and Saturday banking.”

When the acquisition is complete, Bank Independent will have total assets in excess of $750 million. Bank Independent currently has 15 offices located in Colbert, Lauderdale, Morgan and Limestone Counties. This acquisition will effectively double the deposits of Bank Independent as well as add Bank Independent offices in the communities of Lexington, Red Bay, Russellville, Moulton and Hartselle.

Colonial BancGroup Chairman and CEO Robert E. Lowder said, “Colonial continues to focus on high growth markets in Alabama and elsewhere. This transaction furthers our strategy of optimizing our branch network and redeploying our corporate resources to maximize our growth opportunities.”

Completion of the transaction with Colonial is subject to approval by various regulatory agencies.

Colonial BancGroup, a multi-state bank holding company headquartered in Montgomery, Alabama, has assets of approximately $20 billion and operates 317 offices in Florida, Alabama, Georgia, Nevada, and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

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